STOCK PURCHASE AGREEMENT

                                      AMONG

                        ISLE OF CAPRI BLACK HAWK, L.L.C.

                           IC HOLDINGS COLORADO, INC.

                       COLORADO GRANDE ENTERPRISES, INC.,

                                       AND

                              CGC HOLDINGS, L.L.C.


                                   DATED AS OF

                                 APRIL 25, 2005

                             INDEX OF DEFINED TERMS

     The following terms have the respective meanings specified in the indicated Sections of the Agreement:

Term                                         Agreement Section
----                                         ------------------
Accounts Receivable                          2.17
Advances                                     2.17
Affiliate                                    2.1
Agreement                                    Recitals
Annual Financial Statements                  2.6(a)
Casino                                       Recitals
Claims                                       5.10(b)
Closing                                      1.2(a)
Closing Balance Sheet                        1.5(a)
Closing Date                                 1.2(a)
Code                                         2.10(a)
Colorado Commission                          2.7
Colorado Liquor Authorities                  2.7
Consent                                      2.7
Contracts                                    2.4(b)
Damages                                      5.10
Environmental Laws                           2.12
Estimated Purchase Price                     1.2
Expiration Date                              5.1
Financial Statements                         2.6(a)
GAAP                                         1.2
Governmental Authority                       2.4(iii)
Hazardous Materials                          2.12
Indemnified Party                            5.11(a)
Indemnifying Party                           5.11
Independent Firm                             1.5(b)
Interim Financial Statements                 2.6(a)
Judgments                                    2.4(a)
Knowledge of Seller's Management Employees   2.8
Laws                                         2.4
Liability, Liabilities                       2.6
Liens                                        1.1
Material Adverse Effect                      2.1
Permits                                      2.4(a)
Permitted Encumbrances                       2.10
Person                                       2.3(b)
Post-Closing Adjustment                      1.4
Proceeding(s)                                2.8
Pre-Closing Tax Period                       2.9(a)(iii)
Purchase Price                               1.4
Purchaser                                    Recitals
Purchaser Claims                             5.10(a)
Purchaser Group                              5.10(a)
Purchaser's Auditor                          1.5(a)
Real Property                                2.15
Real Property Leases                         2.15
Required Regulatory Consents                 2.7
Seller                                       Recitals
Seller Claims                                5.10(c)
Seller Disclosure Schedule                   Article II


                                        i

Term                                         Agreement Section
----                                         ------------------

Seller Group                                 5.10(b)
Seller's Auditor                             1.5(a)
Seller's Management Employees                2.8
Seller's Pass-Through Claims                 5.10(a)
Shares                                       Recitals
Subject Company                              Recitals
Subject Company Agreements                   2.14
Target Working Capital                       1.2
Tax Representations                          4.2(a)
Tax Return                                   2.9(a)
Taxes                                        2.9(a)
Third-Party Consent                          2.7
Working Capital                              1.2
Working Capital Calculation Statement        1.5(a)

                                EXHIBIT INDEX

Exhibit A                    Promissory Note
Exhibit B                    Pledge Agreement
Exhibit C                    Transition Services Agreement
Exhibit D                    Guaranty

     THIS STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of April 25, 2005, is among ISLE OF CAPRI BLACK HAWK, L.L.C., a limited liability company organized under the laws of Colorado ("PARENT"), IC HOLDINGS COLORADO, INC., a Colorado corporation ("SELLER"), COLORADO GRANDE ENTERPRISES, INC., a corporation organized under the laws of Colorado (the "SUBJECT COMPANY") and CGC HOLDINGS, L.L.C., a limited liability company organized under the laws of Nevada ("PURCHASER").

     WHEREAS, Seller is a wholly-owned subsidiary of Parent; and

     WHEREAS, Seller owns 100 shares of common stock, par value $.01, of the Subject Company, which shares constitute 100% of the outstanding shares of the Subject Company (the "SHARES");

     WHEREAS, the Subject Company owns (or leases) and operates the Colorado Grande Casino together with all related facilities located in Cripple Creek, Colorado (the "CASINO"); and

     WHEREAS, Seller desires to sell and Purchaser desires to purchase the Shares.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF THE SHARES

     1.1     PURCHASE AND SALE OF THE SHARES.  Upon the terms and subject to the
             -------------------------------
conditions set forth in this Agreement, Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, the Shares, free and clear of all liens, mortgages, charges, security interests, burdens, pledges, options, claims, rights of any third party, easements, encroachments, encumbrances or other restrictions or limitations of any nature whatsoever ("LIENS"), except for (a) the restriction on transfer without the prior approval of the Colorado Limited Gaming Control Commission and the requirement to comply with the Colorado Limited Gaming Act and regulations promulgated thereunder, (b) the Pledge Agreement described in Section 1.2(b), and (c) state and federal securities laws restrictions.

     1.2     CONSIDERATION.  The aggregate consideration to be paid by Purchaser
             -------------
for the Shares shall be U.S. Six Million Five Hundred Thousand Dollars ($6,500,000) (the "ESTIMATED PURCHASE PRICE"), payable as follows:

          (a) $600,000 in cash (the "CASH PAYMENT"), payable by wire transfer contemporaneously herewith (the date hereof being referred to herein as, the "CLOSING DATE", and the transactions contemplated herein to occur such date collectively as, the "CLOSING"); and

          (b) a Promissory Note payable to Seller in the aggregate principal amount of $5.9 million having terms and provisions substantially conforming to those in Exhibit A attached hereto, which shall be secured by a Pledge Agreement having terms and provisions substantially conforming to those in Exhibit B hereto.

     The parties acknowledge and agree that the Closing shall be effective as of 2:00 a.m., CDT, on April 25, 2005.

     The Estimated Purchase Price is based on the Subject Company having Working Capital (as defined below) on the Closing Date equal to $0.00 (the "TARGET WORKING CAPITAL"). The Estimated Purchase Price is subject to adjustment after the Closing as provided in Section 1.4. As used herein, the term "WORKING CAPITAL" means the Subject Company's (i) cash and marketable securities, plus
(ii) notes and accounts receivable minus an appropriate reserve, plus (iii) inventory minus obsolete and nonsalable items, plus (iv) other current assets, minus (v) accounts payable, minus (vi) other current liabilities, including accrued liabilities and deposits and current taxes, all as stated on the Closing Balance Sheet determined in accordance with United States generally accepted accounting principles applied in a manner consistent with past practices of the Subject Company ("GAAP"). The parties hereto have attached as Schedule 1.2 a copy of the March 27, 2005 balance sheet of the Subject Company and indicated thereon the items that are to be used in calculating Working Capital.

     1.3     CLOSING DOCUMENTATION.
             ---------------------

          (a) Seller shall contemporaneously herewith deliver to Purchaser the following:

               (i) certificates for the Shares duly endorsed for transfer or accompanied by duly executed stock powers or stock transfer forms sufficient to convey to Purchaser title to the Shares;

               (ii) the resignations of the directors and officers of the Subject Company that have been requested to resign by Purchaser, effective as of the Closing Date;

               (iii) a certificate, signed by the secretary of Seller, certifying resolutions of the board of managers of Seller authorizing the execution, delivery and performance of this Agreement;

               (iv)     the Third-Party Consents which are identified on
Schedule 2.7;

               (v) documentation in form and substance reasonably acceptable to Purchaser of the termination of all obligations under that certain Management Agreement dated April 22, 2003 by and between Isle of Capri Casino, Inc., and the Subject Company.

               (vi) a good standing certificate for the Subject Company as of the Closing Date; and

               (vii) a Transition Services Agreement executed by Seller substantially in the form of Exhibit C hereto.
                             ---------

          (b) Purchaser shall contemporaneously herewith deliver to Seller the following:

               (i) the cash portion of the Estimated Purchase Price by wire transfer of immediately available funds to an account identified by Seller to Purchaser;

               (ii) a Promissory Note and a Pledge Agreement executed by Purchaser substantially in the form of Exhibits A and B hereto, respectively;
                                       ----------------

               (iii) a Transition Services Agreement executed by Purchaser substantially in the form of Exhibit C hereto; and
                             ---------

               (iv) a Guaranty executed by Nevada Gold & Casinos, Inc., substantially in the form of Exhibit D hereto.
                             ---------

     1.4     POST-CLOSING ADJUSTMENTS.  Should Working Capital as reflected on
             ------------------------
the Closing Balance Sheet be less than or greater than the Target Working Capital as reflected in the Working Capital Calculation Statement (as defined in Section 1.5), the "PURCHASE PRICE" shall be adjusted upward or downward (the "POST-CLOSING ADJUSTMENT") by the amount necessary to cause Working Capital to be equal to the Target Working Capital, and Purchaser or Seller, as the case may be, shall pay the amount of the Post-Closing Adjustment to the other in cash. Any such payment shall be made within two (2) business days following agreement by Purchaser and Seller on the Working Capital Calculation Statement (as defined in Section 1.5).

     1.5     CLOSING BALANCE SHEET.
             ---------------------

          (a) Following the Closing Date, Purchaser shall cause to be prepared the balance sheet of the Subject Company as of the Closing Date (the "CLOSING BALANCE SHEET"), which shall be prepared and presented consistent with GAAP, applied on a consistent basis with the preparation of the balance sheet included in the Financial Statements. Within thirty (30) days following the Closing Date, Purchaser shall deliver the Closing Balance Sheet to Seller accompanied by a statement documenting the calculation of Working Capital as of the Closing Date ("WORKING CAPITAL CALCULATION STATEMENT"). The Closing Balance Sheet and Working Capital Calculation Statement shall have been reviewed by Pannell Kerr & Forster of Texas, Inc., independent public accountants of Purchaser ("PURCHASER'S AUDITOR"), and, following the delivery thereof, shall (at Seller's option) be reviewed by independent public accountants or consultants engaged by Seller ("SELLER'S AUDITOR"), who will be afforded full access to all books and records of the Subject Company and work papers used in the preparation thereof.

          (b) Within thirty (30) days following the date on which the Closing Balance Sheet and Working Capital Calculation Statement are delivered pursuant to Section 1.5(a), Seller shall give notice to Purchaser as to whether Seller has any objection thereto (such notice to contain Seller's comments and exceptions to the Closing Balance Sheet and Working Capital Calculation Statement, if any). Failure to object to the Closing Balance Sheet or the Working Capital Calculation Statement within such 30-day period shall constitute Seller' acceptance thereof. If Seller gives notice that it does not concur with the Closing Balance Sheet or the Working Capital Calculation Statement presented by Purchaser and the parties are unable to mutually resolve Seller's exceptions within twenty (20) days following the date of such notice, then within twenty
(20) days following the date of such notice Purchaser and Seller shall jointly select and retain an independent firm of certified public accountants of national standing and reputation (the "INDEPENDENT FIRM") for the purpose of resolving all remaining unresolved issues with respect to the Closing Balance Sheet and the Working Capital Calculation Statement. In the event that Seller and Purchaser are unable to agree upon the firm to be selected as the Independent Firm within such twenty (20) day period, then such selection shall be made by an independent arbitrator agreed upon from a list of three arbitrators supplied, at Purchaser's request, within five (5) days after the expiration of the twenty-day period, to Purchaser and Seller from the American Arbitration Association, and the retention of the Independent Firm shall be made by Seller and Purchaser within five (5) days after such list is supplied.

          (c) Within twenty (20) days following such retention of the Independent Firm, Seller and Purchaser shall present to the Independent Firm the issue or issues that must be resolved with respect to the Closing Balance Sheet and the Working Capital Calculation Statement.

          (d) Seller and Purchaser shall use commercially reasonable efforts to cause the Independent Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Firm for information, papers, books, records and the like; provided that Seller and Purchaser agree that the purpose of retention of the Independent Firm shall not include the conduct of its own independent audit of the Closing Balance Sheet, but rather shall be limited to resolving the issues presented to it and matters related thereto. All decisions of the Independent Firm with respect to the Closing Balance Sheet and the Working Capital Calculation Statement shall be final and binding upon both Seller and Purchaser and judgment may be entered thereon in any court of competent jurisdiction.

          (e) Purchaser and Seller shall bear all fees, costs, disbursements and other expenses of their own respective auditor associated with performance of their respective functions pursuant to this Section 1.5. For purposes of this Agreement, payment of all fees, costs, disbursements and other expenses of the Independent Firm that are incurred pursuant to this Section 1.5 shall be split evenly between Seller and Purchaser.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller has delivered herewith to Purchaser a disclosure schedule (the "SELLER DISCLOSURE SCHEDULE") arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall qualify only such paragraph. Seller represents and warrants to Purchaser that:

     2.1     ORGANIZATION; SUBSIDIARIES.  The  Subject Company is a corporation
             --------------------------
duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted. Prior to the execution of this Agreement, Seller has made available to Purchaser true, correct and complete copies of the articles of incorporation and bylaws, or other comparable charter documents, of the Subject Company as in effect on the date hereof, and true, correct and complete copies of all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and stockholders of the Subject Company. The Subject Company does not have any Affiliates controlled by it directly or indirectly through one or more intermediaries. The Subject Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any corporation, association, joint-stock company, limited liability company, business trust or unincorporated organization, or any interest in any partnership or joint venture of any kind. As used herein, the term "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, operations, assets, or results of operations of the Subject Company or the ability of Seller to perform its obligations under this Agreement. For purposes of this Agreement, "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     2.2     AUTHORITY; ENFORCEABILITY.  Each of Seller and the Subject Company
             -------------------------
has the limited liability company or corporate power, as applicable, and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the Board of Directors (or Managers) of each of Seller and the Subject Company and no other limited liability company or corporate proceeding on the part of Seller or the Subject Company is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Seller and the Subject Company and, assuming due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of each of Seller and the Subject Company, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

     2.3     OWNERSHIP OF CAPITAL STOCK.
             --------------------------

          (a) The authorized capital stock of the Subject Company consists of 100 shares of common stock, $0.01 par value per share, all of which shares are currently issued and outstanding. The Shares constitute 100% of the outstanding shares of capital stock of the Subject Company. All of the Shares
(i) are duly authorized, validly issued, fully paid and nonassessable and (ii) are, and when issued were, free of preemptive rights. Seller owns beneficially and of record all of the Shares, free and clear of all Liens. There are no shares of capital stock of the Subject Company held in the treasury of the Subject Company and no shares of capital stock of the Subject Company are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

          (b) There are not authorized or outstanding any subscriptions, options, conversion rights, warrants, calls, rights, convertible securities or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating Seller or the Subject Company, or obligating Seller or any of its Affiliates to cause the Subject Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of the Subject Company or obligating the Subject Company to grant, extend or enter into any such agreement or commitment. There are no outstanding contractual obligations of Seller or the Subject Company which relate to the purchase, sale, issuance, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Subject Company or the management or operation of the Subject Company. No individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity (collectively, a "PERSON") has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Subject Company or any component or portion thereof, or any increase or decrease in any of the foregoing.

          (c) The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Purchaser in connection herewith are sufficient to transfer Seller's entire interest, legal and beneficial, in the Shares. Seller has the requisite power and authority to convey good title to all of the Shares, and Purchaser is hereby receiving good title to such Shares, free and clear of all Liens against payment of the Purchase Price in accordance with the terms of this Agreement.

     2.4     NO BREACH. Neither the execution and delivery of this Agreement nor
             ---------
the performance by Seller of its obligations hereunder nor the consummation of the transactions provided for hereby does, except as set forth in Section 2.4 of the Seller Disclosure Schedule:

               (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller or the Subject Company;

               (ii) violate, conflict with or result in the breach or termination of, or constitute a default or event of default, or give a third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Subject Company under, or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under the terms of any contracts, agreements, commitments, arrangements, undertakings, leases, licenses, mortgages, bonds, notes, understandings or other instruments ("CONTRACTS") or any permits, authorizations, approvals, registrations, certificates or licenses granted by or obtained from any governmental, administrative or regulatory authority ("PERMITS"), in each case, whether written or verbal, which is binding and enforceable to which Seller or the Subject Company is a party or by which either of them or any of their respective properties or assets are bound and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

               (iii) constitute a violation by Seller or the Subject Company of any laws, rules, orders, directives (unless such directive shall be subject to legal contest by Seller or the Subject Company, as otherwise set forth in Section 2.4 of the Seller Disclosure Schedule) or regulations ("LAWS") of any governmental, administrative or regulatory authority ("GOVERNMENTAL AUTHORITY") or any judgments, orders, rulings or awards ("JUDGMENTS") of any court, arbitrator or other judicial authority or any Governmental Authority, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     2.5     BROKERS.  No Person, other than Libra Securities, LLC, has acted
             -------
directly or indirectly as a broker, finder, consultant, intermediary or financial advisor for Seller or any of its Affiliates, including without limitation the Subject Company, in connection with the transactions contemplated hereby, and no Person, other than Libra Securities, LLC, is entitled to any fee or commission or like payment from Seller or any of its Affiliates, including without limitation, the Subject Company, in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or any of its Affiliates, including without limitation, the Subject Company. Neither Purchaser nor the Subject Company are, or will be, liable for all or any portion of any fee, commission or like payment owing to Libra Securities, LLC.

     2.6     FINANCIAL STATEMENT; LIABILITIES.
             --------------------------------

          (a) Seller has made available to Purchaser copies of the unaudited balance sheet, income statement and statement of cash flows of the Subject Company at and for the years ended April 27, 2003 and April 25, 2004 (the "ANNUAL FINANCIAL STATEMENTS"), and copies of the unaudited balance sheet, income statement and statement of cash flows of the Subject Company at and for the nine months ended March 27, 2005 (the "INTERIM FINANCIAL STATEMENTS" and together with the Annual Financial Statements, the "FINANCIAL STATEMENTS"). The Annual Financial Statements fairly present in all material respects in conformity with GAAP, applied on a consistent basis, the financial condition of the Subject Company at the dates thereof and the results of its operations and changes in financial condition for the periods then ended except that the Annual Financial Statements do not include any financial statement footnotes or schedules. The Interim Financial Statements fairly present in all material respects the financial condition of the Subject Company at the dates thereof and the results of its operations and changes in financial condition for the period then ended, subject to normal recurring year-end adjustments the effect of which will not individually or in the aggregate have a Material Adverse Effect, and except that such financial statements do not include any footnotes or schedules. The Financial Statements are in accordance with the books and records of the Subject Company.

          (b) Except as set forth in Section 2.6 of the Seller Disclosure Schedules, as of March 27, 2005, the Subject Company did not have any liabilities or obligations of any nature required by GAAP to be reflected in its financial statements (collectively, "LIABILITIES" and individually, a "LIABILITY"), that were not reflected on the March 27, 2005 balance sheet of the Subject Company. As of March 27, 2005, the Subject Company did not have any Liabilities that would be required by GAAP to be reflected in its financial statements as long-term debt. Except as set forth in Section 2.6 of the Seller Disclosure Schedule, since March 27, 2005, the Subject Company has not incurred
(i) any Liability that would be required by GAAP to be reflected in its financial statements as long-term debt, or (ii) any Liability, except in the case of this clause (ii), Liabilities incurred in the ordinary course of business consistent with past practices.

          (c) Since March 27, 2005, the Subject Company has conducted its business only in the ordinary and usual course in substantially the same manner as previously conducted, and, except as set forth in Section 2.6 of the Seller Disclosure Schedule, has not undergone or suffered any change that has had individually, or in the aggregate, a Material Adverse Effect.

     2.7     CONSENTS.  Except as set forth in Section 2.7 of the Seller
             --------
Disclosure Schedule, no consent, waiver, approval, authorization, registration, license or declaration of or by, or filing with, any Governmental Authority (a "CONSENT") or any third party (a "THIRD-PARTY CONSENT") is required to be made or obtained by Seller or the Subject Company in connection with the execution and delivery of this Agreement or the consummation of any of the transactions provided for hereby, except for (a) the approval of the Colorado Limited Gaming Control Commission (the "COLORADO COMMISSION") of the change of ownership of the Subject Company, transfer of the Shares to Purchaser, suitability of Purchaser to acquire the Shares, and suitability of Purchaser and its Affiliates to own, operate and manage the Casino, (b) the approval of the Colorado Division of Liquor Enforcement and City of Cripple Creek (collectively, the "COLORADO LIQUOR AUTHORITIES") of the change in ownership of the Subject Company (collectively, the consents set forth in Sections 2.7(a) and (b) may be referred to as the "REQUIRED REGULATORY CONSENTS").

     2.8     ACTIONS AND PROCEEDINGS.  Except as set forth in Section 2.8 of the
             -----------------------
Seller Disclosure Schedule, there is no action, suit, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (each, a "PROCEEDING" and collectively, "PROCEEDINGS") pending or, to the Knowledge of Seller's Management Employees (as defined below), threatened against the Subject Company or any of its properties or businesses or against any officers, directors, employees, agents or stockholders of the Subject Company in their capacities as such. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, all of the proceedings pending or threatened against the Subject Company are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth in such Seller Disclosure Schedule. Except as disclosed in Section 2.8 of the Seller Disclosure Schedule, the Subject Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Subject Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Subject Company has any continuing obligation. As used in this Agreement, the term "KNOWLEDGE OF SELLER'S MANAGEMENT EMPLOYEES", or words of similar import, shall mean the actual knowledge of any of the persons identified in Section 2.8(A) of the Seller Disclosure Schedule (such persons being "SELLER'S MANAGEMENT EMPLOYEES").

     2.9     TAXES AND TAX RETURNS.
             ---------------------

          (a)     For purposes of this Agreement:

               (i) "TAXES" means all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, gaming, device fees, alcoholic beverage-related excise and other related taxes, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance and employees' income withholding, unemployment and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax related thereto.

               (ii) "TAX RETURN" means any report, return, document, declaration, payee statement or other information or filing required to be supplied to any Tax authority or any person with respect to Taxes, including any amendment made with respect thereto.

               (iii) "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

          (b) All material federal, state and foreign Tax Returns of the Subject Company, including, without limitation, Tax Returns required to be filed with the Colorado Division of Gaming, have been or will be filed or sent by or for the Subject Company in respect of Taxes pursuant to applicable Laws for all periods through and including the Closing Date. All Taxes shown as due on such Tax Returns and other filings have been or will be timely paid. Each such Tax Return and filing is true and correct or will be true and correct when filed.

          (c) The Closing Balance Sheet will specifically reflect reserves for Taxes that are adequate to cover all unpaid liabilities for Taxes, whether or not disputed, that are attributable to the Pre-Closing Tax Period and for which the Subject Company may be in its own right, under Treas. Reg. Sec.1.1502-6, or as a transferee of the assets of, or successor to, any person. The Subject Company has not incurred any Tax liabilities other than in the ordinary course of business for any taxable year for which the statute of limitations has not expired.

          (d) To the Knowledge of Seller's Management Employees, no Tax Return of the Subject Company has ever been audited or investigated by any Governmental Authority, and no material issues have been raised in any examination by any Governmental Authority with respect to the Subject Company.

          (e) All Taxes which the Subject Company is required by law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of persons who are treated as employees of the Subject Company for federal income tax purposes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held as may be required by law for such purpose.

          (f) Neither the Subject Company nor any person on behalf of the Subject Company has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any such waiver or agreement been requested by any Governmental Authority.

          (g) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, to the Knowledge of Seller's Management Employees, the Subject Company has not been a member of an affiliated group (as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "CODE")) or filed or been included in a combined, consolidated or unitary Tax Return, and, to the Knowledge of Seller's Management Employees, the Subject Company is not liable for the Taxes of any taxpayer for any taxable period beginning before the Closing Date as a result of filing unitary, combined, or consolidated Tax Returns, as a transferee or successor, by contract or otherwise.

          (h) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, in the past five years, the Subject Company has not been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368, or as a distribution under Code section 355.

     2.10     TITLE TO PROPERTY; CONDITION. Except as disclosed in Section 2.10
              ----------------------------
of the Seller Disclosure Schedule, the Subject Company has (i) with respect to all parcels of real property reflected on the Closing Balance Sheet, good and valid title, (ii) with respect to all parcels of real property leased by the Subject Company pursuant to the Real Property Leases (as defined below) listed on Schedule 2.10, valid and subsisting leasehold estates, and (iii) with respect to all material tangible and intangible personal property owned by the Subject Company, good title, in each instance free and clear of all Liens other than Permitted Encumbrances. "PERMITTED ENCUMBRANCES" means any Liens that (i) are listed in Section 2.10 of the Seller Disclosure Schedule, (ii) liens for taxes not yet due and payable, and (iii) those Liens that, individually or in the aggregate with all other Permitted Encumbrances, do not, and could not be reasonably expected to, materially interfere with the use or value of the properties or assets of the Subject Company or to otherwise have or result in a Material Adverse Effect. The Subject Company has made available to Purchaser a copy or an accurate summary of the material terms of all of its material real property and personal property leases.

     2.11     COMPLIANCE WITH LEGAL REQUIREMENTS; PERMITS.  Except as set forth
              -------------------------------------------
in Section 2.11 of the Seller Disclosure Schedule, the Subject Company is currently conducting its businesses in compliance in all material respects with all applicable Laws, Judgments and Permits. The books and records of the Casino have been, and currently are, maintained in compliance in all material respects with all applicable Laws, Judgments and Permits.

     2.12     ENVIRONMENTAL MATTERS.
              ---------------------

          (a)     Except as set forth in Section 2.12 of the Seller Disclosure
Schedule:

               (i) the Subject Company has at all times complied, and currently complies, in all material respects with all Laws, orders, Permits, conditions, requirements and agreements relating to (i) the protection of the environment, (ii) human health or safety or (iii) the storage, treatment, disposal, transportation or other handling of hazardous or toxic substances, petroleum and its fractions, byproducts and derivatives, solid and hazardous wastes, asbestos, polychlorinated biphenyls, pollutants or contaminants (collectively, "HAZARDOUS MATERIALS") or (iv) protection of rivers and other water bodies (collectively, "ENVIRONMENTAL LAWS," including without limitation, as amended, the federal Oil Pollution Act of 1990, Clean Water Act, Rivers and Harbors Acts, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Solid Waste Disposal Act, Resource Conservation and Recovery Act and related or analogous state and local laws or other requirements and common law) and is in compliance with all licenses, Permits and other authorizations required under any Environmental Law;

               (ii) the Subject Company has not received written notice of any claim and, to the Knowledge of Seller's Management Employees, no claim has been threatened in any forum, judicial or administrative, alleging liability or noncompliance, or otherwise demanding Damages, injunctive relief or penalties with respect to any Environmental Laws, environmental Permit or other legal theory (e.g., trespass, nuisance, strict liability, etc. claiming damages or seeking other relief in connection with Hazardous Materials), and the Subject Company has not received any written notice from any Governmental Authority or any other Person, and, to the Knowledge of Seller's Management Employees, no claim has been threatened, that any aspect of the Subject Company, including assets, is, or has been, in violation of any Environmental Law or environmental Permit or that the Subject Company may be responsible for remediation of any Hazardous Materials at any location;

               (iii) to the Knowledge of Seller's Management Employees, there have not been any releases on Real Property or on any property or facility previously owned, leased or otherwise operated by the Subject Company of any Hazardous Materials in such form or quantity as to make the Subject Company liable under any Environmental Law; and

               (iv) to the Knowledge of Seller's Management Employees, no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of any Environmental Laws or would give rise to any liability, suit or proceeding, or any Lien on the Real Property or on any of the assets of the Subject Company or any Affiliate under any Environmental Laws.

          (b) To the Knowledge of Seller's Management Employees, Section 2.12(b) of the Seller Disclosure Schedule identifies: (i) all material environmental audits, assessments or occupational health studies undertaken by the Subject Company, or its agents, or by any Governmental Agency, or by any third party, relating to or affecting the Subject Company, the Casino or the Real Property; and (ii) all material citations issued under OSHA or similar Laws, relating to or affecting the Subject Company or the Casino;

          (c) To the Knowledge of Seller's Management Employees, Section 2.12(c) of the Seller Disclosure Schedule contains a list of the assets of the Subject Company that contain asbestos or asbestos-containing material. The Subject Company has operated, and continues to operate, in material compliance with all Environmental Laws governing the handling, use and exposure to, and disposal of, asbestos or asbestos-containing materials.

     2.13     [Intentionally omitted.]

     2.14     CONTRACTS.  Section 2.14 of the Seller Disclosure Schedule lists
              ---------
any written or oral agreement or Contract not made in the ordinary course consistent with past practice which is (a) to be performed in whole or in part at or after the date of this Agreement, (b) to which any officer, director, employee, independent contractor or agent is a party, or which provides benefits to any such persons, including, without limitation, severance payments, change of control payments and the like, or (c) that the Seller or the Subject Company reasonably anticipates will involve the annual payment of more than $25,000 after the date hereof (collectively, the "SUBJECT COMPANY AGREEMENTS"). All of the Subject Company Agreements are in full force and effect, and neither the Subject Company nor, to the Knowledge of Seller's Management Employees, any other party thereto, is in breach thereunder and no event has occurred that with notice (or with lapse of time) or otherwise, would cause the Subject Company or, to the Knowledge of Seller's Management Employees, any other party thereto to be in breach thereunder. True, complete and correct copies of each of the Subject Company Agreements have been made available to Purchaser by Seller or the Subject Company.

     2.15     REAL PROPERTY. Section 2.15 of the Seller Disclosure Schedule sets
              -------------
forth a complete and accurate list of all the real estate presently owned or leased by the Subject Company (the "REAL PROPERTY"), including real estate which is held under real property leases (the "REAL PROPERTY LEASES"). Section 2.15 of the Seller Disclosure Schedule lists all Real Property Leases, true and complete copies of which have been provided to Purchaser. The Real Property consists of all real estate used by the Subject Company in the operation of its business. Except as set forth in Section 2.15 of the Seller Disclosure Schedule, to the Knowledge of Seller's Management Employees, the activities carried on by the Subject Company in all buildings, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property, and all such buildings, facilities, installations, fixtures and other structures, comply in all material respects with all applicable Laws. All of the Real Property Leases are in full force and effect, and neither the Subject Company nor, to the Knowledge of Seller's Management Employees, any other party thereto, is in breach thereunder and no event has occurred that with notice (or with lapse of time) or otherwise, would cause the Subject Company or, to the Knowledge of Seller's Management Employees, any other party thereto to be in breach thereunder. No default exists nor, to the Knowledge of Seller's Management Employees, does there exist any current fact or circumstances which could reasonably be expected to give rise to any such default with respect to the Real Property Lease covering the premises currently occupied by the Casino.

     2.16     BANK ACCOUNTS.  Section 2.16 of the Seller Disclosure Schedule
              -------------
sets forth the names and locations of each bank or other financial institution at which the Subject Company has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Subject Company and a summary statement thereof.

     2.17     ACCOUNTS RECEIVABLE.  Section 2.17 of the Seller Disclosure
              -------------------
Schedule contains a true and accurate aging schedule of all accounts receivable of the Subject Company as of March 21, 2005 ("ACCOUNTS RECEIVABLE") and all loans and advances to third parties ("ADVANCES").

     2.18     NO OTHER REPRESENTATIONS OR WARRANTIES.  Except for the
              --------------------------------------
representations and warranties of Seller expressly contained in this Agreement, neither Seller, nor the Subject Company nor any other Person acting for either of them makes any other representation or warranty, express or implied, and Seller hereby disclaims any such representation or warranty, with respect to the execution, delivery or performance by Seller of this Agreement notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or any other Person of any documentation or other information by Seller or the Subject Company or any of their respective representatives or any other Person with respect to any of such matters. Without limiting the generality of the foregoing, Seller and the Subject Company disclaim any representations and warranties that could be deemed to have been made in any of the information set forth in any confidential descriptive memorandum furnished to Purchaser.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller that:

     3.1     ORGANIZATION; AUTHORITY AND ENFORCEABILITY.  Purchaser is a Nevada
             ------------------------------------------
limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the Board of Directors (or Managers) of Purchaser and no other proceeding on the part of Purchaser is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller and by the Subject Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

     3.2     NO BREACH.  Neither the execution and delivery of this Agreement
             ---------
nor the performance by Purchaser of its obligations hereunder nor the consummation of the transactions provided for hereby does or will:

          (a) conflict with or violate any provision of the articles of organization or any other governing document of Purchaser;

          (b) violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Permits to which Purchaser is a party or by which it or any of its properties or assets are bound; or

          (c) constitute a violation by Purchaser of any Laws or Judgments, except in the case of (b) or (c) for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

     3.3     CONSENTS.  No Consent is required to be made or obtained by
             --------
Purchaser in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions provided for hereby, except for: (a) the Required Regulatory Consents and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the financial condition or results of operations of Purchaser or impair in any material respect its ability to perform its obligations under this Agreement.

     3.4     BROKERS.  No person has acted directly or indirectly as a broker,
             -------
finder, consultant, intermediary or financial advisor for Purchaser in connection with the transactions contemplated hereby and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Purchaser.

     3.5     ACTIONS AND PROCEEDINGS.  There is no Proceeding pending or, to the
             -----------------------
knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that questions the validity of this Agreement or any action taken or to be taken by Purchaser in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby, or which would reasonably be expected to impair materially Purchaser's ability to effect the Closing.

     3.6     ACQUISITION OF SHARES.  Purchaser acknowledges that the Shares have
             ---------------------
not been registered under the Securities Act of 1933, as amended, or under any state securities laws and represents that the Shares are being acquired by Purchaser for its own account and not with a view to or in connection with any disposition thereof in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or any applicable state securities of "blue sky" laws. Purchaser is an "ACCREDITED INVESTOR" as such term is defined in Rule 501 of the Securities Act of 1933, as amended.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

     4.1     FURTHER ASSURANCES.  Subject to the terms and conditions herein
             ------------------
provided, following the Closing each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to make effective the transactions contemplated by this Agreement.

     4.2     TAX MATTERS.
             -----------

          (a)     Seller Liability for Taxes.  Except as expressly set forth in
                  --------------------------
Section 5.10, Seller shall indemnify and hold harmless the Purchaser Group (as defined in Section 5.10 below) for, from and against (i) any liability for Taxes attributable to a breach of, or inaccuracy in, any representation or warranty of Seller contained in Section 2.9 hereof (the "TAX REPRESENTATIONS"); (ii) any liability for Taxes of the Subject Company attributable to any Pre-Closing Tax Period in excess of the amount specifically reserved for such Tax liability as reflected in the Closing Balance Sheet; and (iii) any liability for Taxes under Treas. Reg. Sec.1.1502-6 (or any similar provision under state, local or foreign law) attributable to any Pre-Closing Tax Period. For the avoidance of doubt, except as expressly set forth in Section 5.10, Seller's obligation to indemnify Purchaser pursuant to this Section 4.2(a) is unconditional and not subject to any limitation on Seller's obligations pursuant to Sections 5.10, 5.11, 5.12 or any other provision of this Agreement.

          (b)     Purchaser Liability for Taxes.  Purchaser shall be liable for
                  -----------------------------
and indemnify Seller for the Taxes of the Subject Company other than those described in Section 4.2(a) for (i) any taxable year or period that begins after the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date.

          (c)     Short Taxable Year.  For purposes of Sections 4.2(a) and (b),
                  ------------------
whenever it is necessary to determine the liability for Taxes of the Subject Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Subject Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Subject Company had a taxable year or period which ended at the close of business on the Closing Date, except that (i) real, personal and intangible property Taxes and exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis and (ii) gaming taxes shall be calculated on an annual basis and apportioned between the portion of the year ending on the Closing Date and the portion of the year beginning after the Closing Date in proportion to the adjusted gross proceeds determined for the gaming tax in each portion of the year using the weighted average gaming tax rate for the calendar year ending on December 31, 2004.

          (d)     Adjustment to Purchase Price.  Except as expressly set forth
                  ----------------------------
in Section 5.10 hereof, any payment by Purchaser or Seller under this Section
4.2 or Section 5.10 shall be treated as an adjustment to the Purchase.

          (e)     Tax Returns.  Seller shall file or cause to be filed when due
                  -----------
all Tax Returns that are required to be filed by or with respect to the Subject Company for taxable years or periods ending on or before the Closing Date and shall timely pay any Taxes due in respect of such Tax Returns. Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Subject Company for taxable years or periods beginning before and ending after the Closing Date; provided, however, that to the extent Seller is liable in all or part for the Taxes shown on such Tax Returns, (i) at least thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions), Purchaser shall furnish Seller with a completed copy of any such Tax Returns for Seller's review and comment and (ii) no such Tax Returns shall be filed with any taxing authority without Seller's prior written consent, such consent not to be unreasonably withheld. Any such Tax Return described in the preceding sentence shall be prepared on a basis consistent with the past practices of the Subject Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Subject Company for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Seller shall pay to Purchaser the Taxes for which Seller is liable pursuant to Section 4.2(a) but which are payable with respect to Tax Returns to be filed by Purchaser pursuant to the previous sentence within ten days prior to the due date for the filing of such Tax Returns. All Tax Returns including the Closing Date shall be filed on the basis that the relevant taxable period ended on and included the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on such a basis.

          (f)     Contests.  Purchaser shall promptly notify Seller in writing
                  --------
upon receipt by Purchaser or the Subject Company of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Subject Company for which Seller would be required to indemnify Purchaser pursuant to
Section 4.2(a). Seller shall have the sole right to represent the Subject Company's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its own expense. Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would materially adversely affect the liability for Taxes of Purchaser or the Subject Company for any period after the Closing Date without the prior written consent of Purchaser; provided that such consent shall not be unreasonably withheld or delayed and shall not be necessary to the extent that Seller has indemnified Purchaser against the effect of any such settlement.

     Seller shall be entitled to participate, at its own expense, in the defense of any claim for Taxes for a year or period that includes and ends after the Closing Date that may be the subject of indemnification by Seller pursuant to
Section 4.3(a) and, with the written consent of Purchaser (which shall not be unreasonably withheld or delayed), and at its sole expense, may assume the entire defense of such tax claim. Neither Purchaser nor the Subject Company may agree to settle any Tax claim for the portion of the year or period ending prior to or on the Closing Date which may be the subject of indemnification by Seller under Section 4.3(a) without the prior written consent of Seller; provided that such consent shall not be unreasonably withheld or delayed.

          (g)     Assistance and Cooperation.  After the Closing Date, each of
                  --------------------------
Seller and Purchaser shall:

                    (1) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 4.2;

                    (2) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Subject Company;

                    (3) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Subject Company;

                    (4) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Subject Company for taxable periods for which the other may have a liability under this Section 4.2; and

                    (5) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

          (h)     Tax Sharing Agreements.  Seller shall have caused the
                  ----------------------
provisions of any Tax sharing agreement between Seller or any of its Affiliates (other than the Subject Company) and the Subject Company to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

     4.4     PRESS RELEASES; PUBLIC ANNOUNCEMENTS.  Purchaser and Seller will
             ------------------------------------
consult with each other as to the form, substance and timing of the initial public disclosure of matters related to this Agreement, or any of the transactions contemplated hereby, and no public disclosure will be made by one without the consent of the other, which consent will not be unreasonably withheld or delayed; provided that each of Purchaser and Seller may make such disclosures as are necessary to comply with any requirement of Law or the rules of any stock exchange after making good faith efforts under the circumstances to consult in advance with the other.

     4.5     USE OF NAME.  From and after the Closing Date, Seller and its
             -----------
Affiliates will not directly or indirectly use (without prior permission from Purchaser in writing) in any manner any trademark, trade name, service mark, patent or copyright (including any registration of or pending application for any of the foregoing) owned by the Subject Company. Notwithstanding the foregoing, Seller and its Affiliates may use the existing stock of printed materials containing any trademark, trade name, service mark, patent or copyright (including any registration of or pending application for any of the foregoing) until exhausted.

     4.6     INTERCOMPANY INDEBTEDNESS.  On or prior to the Closing Date, Seller
             -------------------------
shall cause the Subject Company to pay in full any and all outstanding intercompany indebtedness of the Subject Company.

     4.7     NON-SOLICITATION.  For a period of three (3) years from and after
             ----------------
the Closing Date, neither Seller nor any of Seller's Affiliates shall, directly or indirectly employ, solicit for employment or encourage to leave their employment, any person who was during the one-year period prior to such employment, solicitation or encouragement or is an officer or employee of the Subject Company (excluding the employees set forth on Schedule 4.7).

     4.8     WITHDRAWAL OF EXCESS CASH.  Prior to, or simultaneously with, or
             -------------------------
within one business day after the Closing, the parties acknowledge and agree that Parent or Seller may withdraw cash from the accounts of the Subject Company such that the working capital of the Subject Company on the Closing Date will be approximately equal to Target Working Capital.


                                    ARTICLE V
                                  MISCELLANEOUS

     5.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations
             ------------------------------------------
and warranties made by either party pursuant to this Agreement shall survive and continue in full force and effect until the close of business on July 31, 2006, except that the representations and warranties in Section 2.9 (Taxes and Tax Returns) and 2.12 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations with respect thereto, and the representations and warranties in Sections 2.1 (Organization), 2.2 (Authority; Enforceability), and 2.3 (Ownership of Capital Stock) shall survive forever.
Any claim for breach thereof must be asserted in writing by the expiration date for such representation and warranty set forth in this Section 5.1 (the "EXPIRATION DATE").

     5.2     COSTS AND EXPENSES.  Each of the parties to this Agreement shall
             ------------------
bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions provided for hereby.

     5.3     NOTICES.  All notices or other communications required or permitted
             -------
by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

     If to Purchaser, to:

          CGC Holdings, L.L.C.
          3040 Post Oak Blvd., Suite 675
          Houston, Texas 77002
          Attn:  Cathy Porter
          Fax:   (713) 621-6919

     If to Seller, to:

          Isle of Capri Black Hawk, L.L.C.
          c/o Isle of Capri Casinos, Inc.
          1641 Popps Ferry Road
          Biloxi, Mississippi 39503
          Attn:  Greg Guida
          Fax:   (228) 396-2634

     With a copy to:

          Mayer, Brown, Rowe & Maw LLP
          190 South LaSalle
          Chicago, Illinois 60603
          Attn:  Paul W. Theiss
                 Christian W. Fabian
          Fax:   (312) 706-8535

or to such other address as hereafter shall be furnished as provided in this
Section 5.3 by any of the parties hereto to the other parties hereto.

     5.4     COUNTERPARTS.  This Agreement may be executed in any number of
             ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     5.5     ENTIRE AGREEMENT.  This Agreement (including the Seller Disclosure
             ----------------
Schedule and the Purchaser Disclosure Schedule) sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

     5.6     GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY
             -------------
THE LAWS OF THE STATE OF COLORADO, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     5.7     NO THIRD PARTY RIGHTS; ASSIGNMENT.  Except as expressly provided
             ---------------------------------
below, this Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and shall not be assignable without the prior written consent of the other parties. Notwithstanding the foregoing, or anything contained in this Agreement to the contrary, that Purchaser shall be permitted to assign, without consent of Seller or Parent, all of its rights hereunder to any purchaser of the Subject Company if such sale by Purchaser is on account of the receipt by Purchaser or its affiliates of an Acquisition Notice, as provided in that certain letter agreement of even date herewith between the parties hereto.

     5.8     WAIVERS AND AMENDMENTS.  No modification of or amendment to this
             ----------------------
Agreement shall be valid unless in a writing signed by the parties hereto referring specifically to this Agreement and stating the parties' intention to modify or amend the same. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute a waiver of any other breach of the same or of any other term or condition of this Agreement.

     5.9     INTERPRETATION.  When a reference is made in this Agreement to a
             --------------
Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     5.10     AGREEMENT TO INDEMNIFY.
              ----------------------

          (a) Subject to the terms and conditions of Sections 5.10, 5.11 and 5.12, Seller and Parent hereby agree to indemnify, defend and hold harmless Purchaser and any parent, subsidiary (including without limitation, the Subject Company from and after the Closing Date) or Affiliate of any thereof and their respective officers and directors, agents and representatives and Persons claiming by and through any of them (the "PURCHASER GROUP"), for, from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "DAMAGES"), directly or indirectly asserted against, resulting to, imposed upon or incurred by the Purchaser Group or any member thereof, at any time prior to the Expiration Date, by reason of or resulting from (i) any breach of or inaccuracy in any representation or warranty of Seller contained in or made pursuant to this Agreement (other than Tax Representations, which are addressed in Section 4.2(a)) or any other agreement or document executed in connection herewith, (ii) any breach of or failure by Seller to perform any covenant of Seller contemplated in this Agreement) or any other agreement or document executed in connection herewith, (iii) any and all Proceedings pending on the Closing Date or (iv) the matters set forth in Section 2.8 of the Seller Disclosure Schedule (collectively, "PURCHASER CLAIMS"). Notwithstanding subparagraph (a)(i) above or Section 4.2(a), and subject to Seller's performance of its covenants under subparagraph (c) below, Purchaser shall not be entitled to collect any payment from Seller or Parent hereunder on account of any Purchaser Claim based upon a breach or inaccuracy of a representation or warranty by Seller to the extent, and only to the extent, that (A) Seller or Parent reasonably demonstrates that Purchaser's designee to the board of Seller had actual knowledge of such breach or inaccuracy on or before the Closing Date or (B) Seller or Parent reasonably demonstrates that (w) the breach or inaccuracy in any representation or warranty of Seller contained in or made pursuant to this Agreement (including Tax Representations addressed in Section 4.2(a)) was based wholly upon events or circumstances occurring or existing on or before the date Seller first acquired the Subject Company, (x) Seller's Management Employees were unaware of such events or circumstances as of the date Seller first acquired the Subject Company, and (y) Seller's Management Employees were unaware of such events or circumstances as of the date of this Agreement (referred to herein as a "SELLER'S PASS-THROUGH CLAIM").

          (b) Subject to the terms and conditions of Sections 5.10, 5.11 and 5.12, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and any parent, subsidiary or Affiliate of any thereof and their respective officers and directors, agents and representatives and Persons claiming by and through any of them (the "SELLER GROUP"), from and against all Damages, directly or indirectly asserted against, resulting to, imposed upon or incurred by the Seller Group or any member thereof, at any time before prior to the Expiration Date, by reason of or resulting from (i) any breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any other agreement or document executed in connection herewith, (ii) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser contemplated in this Agreement, or (iii) the conduct of the operations of the Subject Company from and after the Closing (collectively, "SELLER CLAIMS," and, together with Purchaser Claims, "CLAIMS").

          (c) With respect to any Purchaser's Claim that Seller believes or asserts is a Seller's Pass-Through Claim, Seller shall promptly notify Purchaser of same and promptly deliver such notice or take such other actions in accordance with the applicable provisions of the agreement or agreements pursuant to which Seller acquired the Subject Company necessary or desirable preserve or protect any and all rights Seller may have against any Person from whom Seller might be reasonably entitled to recover on account of such claim. Purchaser shall, at its own expense, have the right to employ counsel of its own choosing to prosecute Seller's claim against such Persons and generally to control all aspects of such claim. Seller shall cooperate with all reasonable requests of Purchaser or its representatives in connection with efforts to collect on such claim, including, without limitation, making available to Purchaser and its representatives all records and other material reasonably requested by Purchaser which is under the control of, or otherwise available to, Seller. Seller shall, at Seller's expense, upon reasonable request, make available to Purchaser and its representatives Seller's personnel possessing information pertinent to such claim. The proceeds, if any, of any recovery on account of such Seller's Pass-Through Claim shall be for the benefit of, and be paid over to, Purchaser.

     (d) Any indemnification hereunder shall be calculated after deduction of (i) any amounts actually paid to the Indemnified Party or, if such Indemnified Party is Purchaser, to the Subject Company or Purchaser, under any insurance policies in respect of the Damages, net of any costs incurred by the Indemnified Party to obtain such amount or as a result of receiving such amount; and (ii) any net tax benefit to the Indemnified Party, or in the event the Indemnified Party is the Subject Company, the Subject Company, to the extent actually realized by such party.

     5.11     CONDITIONS OF INDEMNIFICATION.  The obligations and liabilities of
              -----------------------------
Seller and Purchaser, as the case may be, under Section 5.10 (herein referred to as the "INDEMNIFYING PARTY"), with respect to Claims made by third parties shall be subject to the following terms and conditions:

          (a) Upon obtaining knowledge thereof, the Person to whom such Claim relates (the "INDEMNIFIED PARTY") shall promptly notify the Indemnifying Party of such Claim but the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to the Indemnified Party under Section 5.10 unless, and only to the extent that, such omission so to notify results in the loss of substantive rights or defenses.

          (b) If the Indemnifying Party acknowledges its obligations to indemnify and hold harmless hereunder, the Indemnifying Party shall have the right to employ such counsel as is reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses or rights available to the Indemnified Party which are substantially different from or in actual or potential conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right to select one law firm to act at the Indemnifying Party's expense as separate counsel, on behalf of such Indemnified Party (or, if there be more than one, all Indemnified Parties). The Indemnified Party shall have the right to participate in the defense of any such Claim. The Indemnified Party shall not settle any Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall make available to the Indemnifying Party and its representatives all records and other material required by them for their use in contesting any Claim asserted by a third party against the Indemnified Party.

          (c)     Anything in this Section 5.11 to the contrary notwithstanding,
(i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, such Indemnified Party shall have the right to defend, at its own cost and expense, and to compromise or settle such Claim with the consent of the Indemnifying Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

          (d) Notwithstanding the provisions of Section 5.10 to the contrary, Seller and Parent, on the one hand, and Purchaser on the other hand, shall not have any liability or obligation to the other, and no claim shall be asserted against the other, for any Damages under Section 5.10(a)(i) or Section 5.10(b)(i), as applicable, unless and until the aggregate amount of Damages exceeds $50,000 (the "Basket"); provided, however, that in the event the aggregate amount of such Damages exceeds the Basket, the Basket shall not limit the Damages that may be claimed by and Seller and Parent, on the one hand, and Purchaser on the other hand, and such party shall be entitled to collect the entire amount of all Damages thereunder. Notwithstanding the foregoing, under no circumstances shall any party be liable or obligated to indemnify any other party under the provisions of Section 5.10(a)(i) or Section 5.10(b)(i), as applicable, for Damages in an aggregate amount in excess of the Purchase Price.


     5.12     EFFECTS OF INVESTIGATION. Except as set forth in Section 5.10, any
              ------------------------
due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

     5.13     EXCLUSIVE REMEDY. The parties acknowledge that, except in the
              ----------------
event of fraud, their sole and exclusive remedy for any inaccuracy or breach of any representation or warranty contained in this Agreement shall be the indemnification provisions set forth in this Article V.

     5.14     SEVERABILITY.  If any provision of this Agreement shall be held
              ------------
invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     5.15     WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES THE RIGHT TO A
              --------------------
TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

                         [Signatures on Following Page.]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.



                                   COLORADO GRANDE ENTERPRISES, INC.


                                   By:     /s/ TIMOTHY M. HINKLEY
                                   Name:   Timothy M. Hinkley
                                   Title:  President


                                   IC HOLDINGS COLORADO, INC.


                                   By:     /s/ TIMOTHY M. HINKLEY
                                   Name:   Timothy M. Hinkley
                                   Title:  President



                                   ISLE OF CAPRI BLACKHAWK, L.L.C.


                                   By:     /s/ TIMOTHY M. HINKLEY
                                   Name:   Timothy M. Hinkley
                                   Title:  President



                                   CGC HOLDINGS, L.L.C.


                                   By:     /s/ H. THOMAS WINN
                                   Name:   H. Thomas Winn
                                   Title:  President




                     STOCK PURCHASE AGREEMENT SIGNATURE PAGE